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                       CERTIFICATE OF THE DESIGNATION OF
                      PREFERENCES, RIGHTS AND LIMITATIONS
                       OF THE LOWRANCE ELECTRONICS, INC.
                           SERIES "A" PREFERRED STOCK

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                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
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     We, Darrell J. Lowrance, President, and Robert F. Biolchini, Secretary, of
Lowrance Electronics, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 thereof, do hereby certify:

     That pursuant to authority conferred upon the Board of Directors of the corporation by the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), said Board of Directors, at a meeting duly held and convened on February 28, 1996, at which a quorum was present and acting throughout, duly authorized and adopted the following resolution providing for the issuance of 70,000 shares of a series of the Corporation's Preferred Stock of the par value of $.50 per share, to be designated "Series "A" Preferred Stock":

     "RESOLVED, that the officers of the Company be and they hereby are authorized to file a Certificate of Designation Preferences, Rights and Limitations for the Lowrance Electronics, Inc., Series A Preferred Stock pursuant to Section 151 of the general corporate laws of the State of Delaware with the Secretary of State of Delaware, and

     "RESOLVED, that pursuant to Article IV of the Certificate of Incorporation of the Company, that the Board of Directors hereby expressly authorizes the issuance of 70,000 shares of Series "A" Preferred Stock ("Preferred Stock") issued for a term of ten (10) years, having the following rights, limitations, preferences, powers and designations: The Series "A" Preferred Stock ("Preferred Stock") upon issuance shall be (i) nonvoting stock, no par value; and (ii) allow the declaration of a noncumulative dividend payable at 2 1/2c per share annually on such Preferred Stock, if and when declared by the Board of Directors of the Company; and (iii) nontransferable and nonpledgable Preferred Stock (except (a) if pledged to the Company by the holder to secure the purchase price for such Preferred Stock; and (b) except upon the death of the holder when Preferred Stock may be transferred to the holder's estate pursuant to the holder's will); and (iv) with such Preferred Stock to be surrendered to the Company by the holder for the price paid by the
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holder if the holder elects to leave the employment of the Company); and (v)
with each share of Preferred Stock convertible into five shares of Common Stock of the Company at the purchase price of Five Dollars ($5.00) per share of Common Stock (payable by the holder to the Company at conversion) which conversion is permitted only upon the occurrence of either one of the following events: (a) ninety (90) days after the sale by the Chief Executive Officer of the Company of in excess of 30% of the Common Stock of the Company currently (February 28, 1996) directly owned by the Chief Executive Officer (exclusive of any stock options or Series "A" Preferred Stock) by sale in a private placement or public offering or through Rule 144 sales; or (b) upon the sale by the Company of all or substantially all of the Company's assets and operations to a third party. All rights under the Series "A" Preferred Stock shall terminate ten (10) years after the date first issued and the holder shall surrender such Series "A" Preferred Stock to the Company for zero consideration for cancellation at the end of ten years and thereafter such Series "A" Preferred Stock shall be null and void and of no value."

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Darrell J. Lowrance, President and Chief Executive Officer, and its corporate seal to be hereunto affixed and attested by Robert F. Biolchini, as Secretary, this 30th day of April, 1996, and each of said persons by his signature hereto affirms that this Certificate is his act and deed and the act and deed of said Corporation, and that the facts stated therein are true.


                                    LOWRANCE ELECTRONICS, INC.


                                    By   /s/ DARRELL J. LOWRANCE
                                        -------------------------------------
                                         DARRELL J. LOWRANCE
                                         President and Chief Executive Officer

[SEAL]
Attest:

/S/ ROBERT F. BIOLCHINI
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Robert F. Biolchini
(Secretary)

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